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Exhibit 99.1

News Release

FOR IMMEDIATE RELEASE July 29, 2003	Media Contact: Don Olsen (703) 741-5885
Finance Contact: Kimo Esplin (801) 584-5700

HUNTSMAN RELEASES SECOND QUARTER RESULTS

NOTES MARKED IMPROVEMENT OVER FIRST QUARTER
DESPITE CONTINUED GLOBAL ECONOMIC WEAKNESS

        Houston, TX—The combined Huntsman companies today reported second quarter 2003 pro forma EBITDA of $135.1 million, compared to $227.4 million for the same period one year ago. This compares to first quarter 2003 reported pro forma EBITDA of $106.6 million. The second quarter 2003 results of the combined Huntsman companies include charges of $39.9 million, consisting of $31.4 million in restructuring charges and $8.5 million in loss on sale of accounts receivable.

        The combined Huntsman companies include HMP Equity Holdings Corporation and its operating subsidiaries Huntsman LLC and Huntsman International Holdings LLC ("Huntsman International" or "HIH"). On June 30, 2003, HMP completed the restructuring and acquisition of Vantico Group S.A. and formed Huntsman Advanced Materials LLC, a new unrestricted subsidiary, to hold this business. Huntsman Advanced Materials' second quarter results are not reflected in the combined Huntsman companies' results but will be included in future reported periods.

        Huntsman LLC (excluding HIH) posted second quarter pro forma EBITDA of $46.6 million, compared to $79.2 million for the same period one year ago and $31.9 million in the first quarter 2003. Huntsman International reported second quarter EBITDA of $88.5 million, compared to $148.2 million in the second quarter of 2002 and $74.7 in the first quarter 2003. The second quarter 2003 results of Huntsman International include charges of $39.0 million, consisting of $30.5 million in restructuring charges and $8.5 million in loss on sale of accounts receivable.

        Peter R. Huntsman, President and CEO, stated, "We are pleased that our 2003 performance is moving upward, with a $28.5 million improvement in pro forma EBITDA in the second quarter as compared to the first quarter.

        "Our second quarter results versus the same period one year ago show the continued effects of volatile energy and feedstock costs, lower than expected demand in several of our business segments and a turnaround and inspection during the second quarter at our largest North American olefins facility. However, natural gas prices are now trending downward with increasing supplies. Further, we see improving industry fundamentals in many of our businesses, and we continue to position ourselves to deal with uncertainties in world economies, and remain optimistic about the future."

        The combined Huntsman companies, including Huntsman Advanced Materials, constitute the world's largest privately held chemical company. The operating companies manufacture basic products for a variety of global industries including chemicals, plastics, automotive, aviation, footwear, paints and coatings, construction, technology, agriculture, health care, textiles, detergent, personal care, furniture, appliances and packaging. Originally known for pioneering innovations in packaging, and later, rapid and integrated growth in petrochemicals, Huntsman-held companies today have more than 15,000 associates, operations in 30 countries and today have annual revenues of approximately $9 billion.

Huntsman Companies EBITDA

In Millions (Unaudited)	Three Months Ended June 30, 2003	Three Months Ended June 30, 2002	Six Months Ended June 30, 2003	Six Months Ended June 30, 2002
HMP Equity Holdings Corporation:
—EBITDA Actual(1)	$90.2	$77.8	$77.0	$111.1
—Pro forma EBITDA(2)(3)(4)	135.1	227.4	241.7	361.5

(1)
EBITDA is defined as earnings from continuing operations before interest, taxes, depreciation and amortization

(2)
Pro forma as if Huntsman International Holdings LLC and Huntsman Chemical Company Australia were consolidated for all periods presented

(3)
Pro forma EBITDA is defined as earnings from continuing operations before interest, taxes, depreciation,amortization and equity income (loss)

(4)
The following items of income (expense) are included in pro forma EBITDA

	Three Months Ended June 30, 2003	Three Months Ended June 30, 2002	Six Months Ended June 30, 2003	Six Months Ended June 30, 2002
Foreign exchange—unallocated	$24.6	$29.2	$24.4	$24.9
Loss on sale of accounts receivable	(8.5)	3.5	(18.1)	(0.1)
Asset write-down	—	—	(2.8)	—
Restructuring and reorganization	(31.4)	(4.0)	(48.5)	(7.0)

        As a result of HMP's acquisition of the 39% minority interest in Huntsman International on May 9, 2003, HMP's financial results include the consolidated results of Huntsman International for the periods from May 2003. HMP now directly and indirectly owns 100% of Huntsman International, and Huntsman International is consolidated into HMP through Huntsman LLC. In prior periods, the combined Huntsman companies' results included their share of the equity income from Huntsman International. HMP's financial results also include the consolidated results of Huntsman Chemical Company Australia ("HCCA") from October 2002 forward and the equity income of HCCA for all prior periods.

        The following pro forma information is provided to show HMP financial results as if Huntsman International and HCCA were consolidated for all periods presented.

Pro forma Huntsman Companies EBITDA(1)

In Millions (Unaudited)	Three Months Ended June 30, 2003	Three Months Ended June 30, 2002	Six Months Ended June 30, 2003	Six Months Ended June 30, 2002
HMP Net loss from continuing operations	$(83.6)	$(33.2)	$(151.3)	$(81.4)
Interest expense, net	100.8	53.0	123.2	102.4
Income tax benefit	(8.7)	—	(8.6)	—
Minority Interest	—	19.4	—	14.4
Depreciation and amortization	81.7	38.6	113.7	75.7

HMP EBITDA—Actual	90.2	77.8	77.0	111.1
Pro forma adjustments:
Equity (income) loss of unconsol. affiliates(2)	6.4	(2.7)	51.5	14.8
HIH EBITDA(3)	38.5	148.2	113.2	232.1
HCCA EBITDA(4)	—	4.1	—	3.5

HMP pro forma EBITDA	$135.1	$227.4	$241.7	$361.5

HIH	$88.5	$148.2	$163.1	$232.1
Huntsman LLC (excluding HIH)(5)	46.6	79.2	78.6	129.4
HMP (parent only)	—	—	—	—

HMP pro forma EBITDA(6)	$135.1	$227.4	$241.7	$361.5

(1)
EBITDA is defined as earnings from continuing operations before interest, taxes, depreciation, amortization and equity income (loss).

(2)
Equity income (loss) of HIH for periods prior to May 2003 and of HCCA for periods prior to October 2002.

(3)
EBITDA of HIH for all periods prior to May 2003.

(4)
EBITDA of HCCA for periods prior to October 2002.

(5)
Excludes HIH which was accounted for on the equity method through April 30, 2003 and fully consolidated beginning May 1, 2003.

(6)
Included in pro forma EBITDA are the following items of income (expense):

	Three Months Ended June 30, 2003	Three Months Ended June 30, 2002	Six Months Ended June 30, 2003	Six Months Ended June 30, 2002
Foreign exchange—unallocated	$24.6	$29.2	$24.4	$24.9
Loss on sale of accounts receivable	(8.5)	3.5	(18.1)	(0.1)
Asset write-down	—	—	(2.8)	—
Restructuring and reorganization	(31.4)	(4.0)	(48.5)	(7.0)

HMP RESULTS

Pro forma HMP Equity Holdings Corporation and Subsidiaries
Operating Segments(1)

In Millions (Unaudited)	Three Months Ended June 30, 2003	Three Months Ended June 30, 2002	Six Months Ended June 30, 2003	Six Months Ended June 30, 2002
Segment Sales
Polyurethanes	$566.1	$547.0	$1,121.0	$1,011.4
Performance Products	405.5	389.1	825.9	749.3
Polymers	269.6	241.2	558.4	461.4
Pigments	255.5	234.5	501.7	436.7
Base Chemicals	639.2	549.8	1,346.6	959.1
Eliminations	(151.2)	(125.8)	(304.3)	(219.7)

Total	$1,984.7	$1,835.8	$4,049.3	$3,398.2

Segment EBITDA
Polyurethanes	$39.1	$111.0	$79.2	$198.2
Performance Products	8.9	54.7	47.8	98.3
Polymers	22.9	20.5	36.5	36.1
Pigments	30.9	13.2	59.8	24.1
Base Chemicals	34.8	19.6	53.0	23.2
Unallocated and other	(1.5)	8.4	(34.6)	(18.4)

Total(2)(3)	$135.1	$227.4	$241.7	$361.5

(1)
Results presented on a pro forma basis as if HIH and HCCA were consolidated for all periods presented.

(2)
EBITDA is defined as earnings from continuing operations before interest, taxes, depreciation, amortization and equity income (loss).

(3)
Included in pro forma EBITDA are the following items of income (expense):

	Three Months Ended June 30, 2003	Three Months Ended June 30, 2002	Six Months Ended June 30, 2003	Six Months Ended June 30, 2002
Foreign exchange—unallocated	$24.6	$29.2	$24.4	$24.9
Loss on sale of accounts receivable	(8.5)	3.5	(18.1)	(0.1)
Asset write-down	—	—	(2.8)	—
Restructuring and reorganization:
Polyurethanes	(10.4)	—	(27.5)	—
Performance Products	(20.1)	—	(20.1)	—
Polymers	(0.9)	—	(0.9)	—
Unallocated	—	(4.0)	—	(7.0)

Total restructuring and reorganization	(31.4)	(4.0)	48.5	(7.0)

HMP Equity Holdings Corporation and Subsidiaries
Three Months Ended June 30, 2003
Compared to Three Months Ended June 30, 2002

        For the three months ended June 30, 2003, HMP had pro forma EBITDA of $135.1 million on revenues of $1,984.7 million, compared to pro forma EBITDA of $227.4 million on revenues of $1,835.8 million for the same period in 2002. This compares to first quarter 2003 reported pro forma EBITDA of $106.6 million. The second quarter 2003 results of HMP include charges of $39.0 million, consisting $31.4 million in restructuring charges and $8.5 million in loss on sale of accounts receivable.

        The increase in revenue of $148.9 million was due to higher average selling prices for all segments, partially offset by lower sales volumes for the Performance Products, Polymers and Base Chemicals segments. Average sales prices increased primarily as a result of rising raw material and energy prices, but also increased as a result of a stronger Euro and GBP Sterling versus the U.S. dollar. Average selling prices also benefited in the Polyurethanes segment due to improved product portfolio mix and in the Pigments segment from favorable supply and demand conditions that existed in the periods leading up to the second quarter 2003. Polymers segment sales volumes were lower primarily as a result of decreased demand for polyethylene and expandable polystyrene. In addition, sales volumes were lower as a result of the shutdown of part of the company's polypropylene product line at its Odessa, Texas facility in May 2002. The decrease in Base Chemicals sales volumes was largely due to a major turnaround associated with the company's Base Chemicals Port Arthur, Texas olefins unit. The Performance Products segment volumes were lower mainly as a result of a reduction in demand in Asia for ethylene glycol, together with lower production at certain of the company's ethylene oxide and ethylene glycol facilities as a result of maintenance activities.

        The decrease in pro forma EBITDA of $92.3 for the period was due to several major factors. During the second quarter of 2003, the company recorded a restructuring charge of $31.4 million associated with further restructuring activities relating to an overall cost reduction program to be implemented throughout 2003. Higher raw material and energy prices and lower sales volumes in the Polyurethanes and Performance Products segments were only partially offset by increased selling prices and improved margins in the company's Pigments, Polymers and Base Chemicals segments. Manufacturing and SG&A costs also increased due to higher pension, medical and insurance costs and unfavorable movements in certain foreign currency exchange rates.

HUNTSMAN LLC (EXCLUDING HIH) RESULTS

Pro forma Huntsman LLC (excluding HIH)
Operating Segments

In Millions (Unaudited)	Three Months Ended June 30, 2003	Three Months Ended June 30, 2002	Six Months Ended June 30, 2003	Six Months Ended June 30, 2002
Segment Sales
Performance Products	$272.4	$260.5	$551.3	$501.7
Polymers	269.6	241.2	558.4	461.4
Base Chemicals	285.9	277.4	621.1	473.0
Eliminations	(57.1)	(57.2)	(128.3)	(97.9)

Total	$770.8	$721.9	$1,602.5	$1,338.2

Segment EBITDA
Performance Products	$30.5	$42.3	$67.0	$79.0
Polymers	22.9	20.5	36.5	36.1
Base Chemicals	(2.6)	27.3	(10.8)	38.4
Unallocated and other	(4.2)	(10.9)	(14.1)	(24.1)

Total(1)(2)(3)	$46.6	$79.2	$78.6	$129.4

(1)
EBITDA is defined as earnings from continuing operations before interest, taxes, depreciation, amortization and equity income (loss).

(2)
EBITDA excludes equity income of HIH.

(3)
Included in EBITDA are the following items of income (expense):

	Three Months Ended June 30, 2003	Three Months Ended June 30, 2002	Six Months Ended June 30, 2003	Six Months Ended June 30, 2002
Foreign exchange—unallocated	$5.0	$—	$7.8	$—
Restructuring and reorganization	(0.9)	(4.0)	(0.9)	(7.0)

Huntsman LLC (excluding HIH)
Three Months Ended June 30, 2003
Compared to Three Months Ended June 30, 2002

        For the three months ended June 30, 2003, Huntsman LLC (excluding HIH) had pro forma EBITDA of $46.6 million on revenues of $770.8 million, compared to pro forma EBITDA of $79.2 million on revenues of $721.9 million for the same period in 2002. This compares to first quarter 2003 reported pro forma EBITDA of $31.9 million. The pro forma results of Huntsman LLC exclude the consolidation of Huntsman International and reflect the consolidation of HCCA for all periods.

        The increase in revenue of $48.9 million was mainly due to higher average selling prices for all segments, partially offset by lower sales volumes for the Polymers, Base Chemicals and Performance Products segments. Average sales prices increased primarily as a result of higher underlying raw material and energy prices. Polymers segment sales volumes were lower primarily as a result of decreased demand for polyethylene and expandable polystyrene. In addition, sale volumes were lower as a result of the shutdown of part of the company's polypropylene product line at its Odessa, Texas facility in May 2002. The decrease in Base Chemicals sales volumes was due to a scheduled turnaround and inspection associated with the company's Base Chemicals Port Arthur, Texas olefins unit. The Performance Products segment volumes were lower mainly as a result of a reduction in demand in Asia for ethylene glycol, together with lower production at certain of the company's ethylene oxide and ethylene glycol facilities as a result of maintenance activities.

Segment EBITDA Discussion

        Huntsman LLC uses EBITDA to measure the financial performance of its global business units and for reporting the results of its operating segments. This measure includes all operating items relating to the businesses. It excludes items that principally apply to the company as a whole. Huntsman LLC believes EBITDA is useful in helping investors assess the results of its business operations.

Performance Products

        For the three months ended June 30, 2003, Performance Products segment EBITDA decreased by $11.8 million from $42.3 million in the second quarter 2002 to $30.5 million. The decrease was due primarily to higher ethylene-based feedstock costs. The increased costs were partially offset by higher average selling prices and cost savings resulting from the shutdown of certain manufacturing units at the company's Port Neches, Texas facility in February 2003.

Polymers

        For the three months ended June 30, 2003, Polymers segment EBITDA increased by $2.4 million from $20.5 million for the second quarter 2002 to $22.9 million. The increase was primarily a result of an increase in average selling prices, outpacing increases in raw material and energy costs, partially offset by lower sales volumes as a result of decreased demand for polyethylene and the shutdown of part of the company's polypropylene product line at its Odessa, Texas facility in May 2002. In addition, insurance and employee benefit costs were higher in the second quarter 2003.

Base Chemicals

        For the three months ended June 30, 2003, Base Chemicals segment EBITDA decreased by $29.9 million from a profit of $27.3 million for the second quarter 2002 to a loss of $2.6 million. The decrease was primarily due to increases in raw material and energy prices that outpaced increases in average selling prices. In addition, sales volumes were lower due to a scheduled turnaround at the company's Port Arthur, Texas olefins unit. Manufacturing costs increased as a result of higher insurance, employee benefit and maintenance costs in the second quarter 2003.

Unallocated Items

        Unallocated items include unallocated corporate overhead, foreign exchange gains and losses and reorganization costs. For the three months ended June 30, 2003, EBITDA from unallocated items increased by $6.7 million to a loss of $4.2 million from a loss of $10.9 million for the same period in 2002. The decreased loss includes reorganization costs of $4.0 million incurred in 2002 and favorable foreign exchange gains of $5.0 in the three months ended June 30, 2003.

Huntsman International Holdings LLC
Operating Segments

In Millions (Unaudited)	Three Months Ended June 30, 2003	Three Months Ended June 30, 2002	Six Months Ended June 30, 2003	Six Months Ended June 30, 2002
Segment Sales
Polyurethanes	$566.1	$547.0	$1,121.0	$1,011.4
Performance Products	164.6	147.8	325.7	283.5
Pigments	255.5	234.5	501.7	436.7
Base Chemicals	357.7	274.1	729.9	487.7
Eliminations	(36.0)	(28.4)	(72.6)	(46.4)

Total	$1,307.9	$1,175.0	$2,605.7	$2,172.9

Segment EBITDA
Polyurethanes	$39.1	$111.0	$79.2	$198.2
Performance Products	(21.6)	12.4	(19.2)	19.3
Pigments	30.9	13.2	59.8	24.1
Base Chemicals	37.4	(7.7)	63.8	(15.2)
Unallocated and other	2.7	19.3	(20.5)	5.7

Total(1)(2)	$88.5	$148.2	$163.1	$232.1

(1)
EBITDA is defined as earnings from continuing operations before interest, taxes, depreciation and amortization.

(2)
Included in EBITDA are the following items of income (expense):

	Three Months Ended June 30, 2003	Three Months Ended June 30, 2002	Six Months Ended June 30, 2003	Six Months Ended June 30, 2002
Foreign exchange gains—unallocated	$19.6	$29.2	$16.6	$24.9
Gain (Loss) on sale of accounts receivable	(8.5)	3.5	(18.1)	(0.1)
Asset write-down	—	—	(2.8)	—
Restructuring and reorganization:
Polyurethanes	(10.4)	—	(27.5)	—
Performance Products	(20.1)	—	(20.1)	—

Total restructuring and reorganization	(30.5)	—	(47.6)	—

Huntsman International Holdings LLC
Three Months Ended June 30, 2003
Compared to Three Months Ended June 30, 2002

        For the three months ended June 30, 2003, Huntsman International had EBITDA of $88.5 million on revenues of $1,307.9 million, compared to EBITDA of $148.2 million on revenues of $1,175.0 million for the same period in 2002. This compares to EBITDA of $74.7 million in the first quarter of 2003. The second quarter 2003 results of Huntsman International include charges of $39.0 million, consisting of $30.5 million in restructuring charges and $8.5 million in loss on sale of accounts receivable. The $30.5 million restructuring charges relate to an overall corporate cost reduction program to be implemented throughout 2003, and consist of a $20.1 million charge related to the company's Performance Products segment and a $10.4 million charge relating to the company's Polyurethanes segment.

        Revenues increased by $132.9 million, with increases in all segments due to higher average selling prices. Higher sales volumes in the Base Chemicals segment also contributed to increased revenue. Average selling prices increased primarily due to the effects of higher underlying raw material prices. Average selling prices also benefited in the Polyurethanes segment due to improved product portfolio mix and in the Pigments segment from favorable supply and demand conditions that existed in the periods leading up to the second quarter 2003. Revenues also benefited from a stronger Euro and GBP Sterling versus the U.S. dollar.

Segment EBITDA Discussion

        Huntsman International uses EBITDA to measure the financial performance of its global business units and for reporting the results of its operating segments. This measure includes all operating items relating to the businesses. It excludes items that principally apply to the company as a whole. Huntsman International believes EBITDA is useful in helping investors assess the results of its business operations.

Polyurethanes

        For the three months ended June 30, 2003, Polyurethanes segment EBITDA decreased by $71.9 million from $111.0 million for the second quarter 2002 to $39.1 million. In June 2003, the Polyurethane segment recorded a $10.4 million restructuring charge relating to an overall corporate cost reduction program that is expected to be implemented and recorded throughout 2003. In addition, decreased segment EBITDA resulted from higher feedstock prices and lower volumes, which was only partly offset by increased selling prices. SG&A costs increased as savings from cost reduction efforts were more than offset by increased pension costs and foreign currency movements. PO/MTBE margins were weaker in the second quarter 2003 primarily as a result of higher raw material costs and weaker MTBE supply-demand conditions in North America.

Performance Products

        For the three months ended June 30, 2003, Performance Products segment EBITDA decreased by $34.0 million from $12.4 million for the second quarter 2002 to a loss of $21.6 million. Decreased segment EBITDA was mainly the result of a $20.1 million restructuring charge relating to the closure of certain production units at the company's Whitehaven, UK facility as part of an overall corporate cost reduction program that is expected to be implemented and recorded throughout 2003. Decreased EBITDA also resulted from reduced margins caused by weaker supply and demand conditions. Foreign currency movements had a negative impact on manufacturing and SG&A costs which remained flat in local currencies.

Pigments

        For the three months ended June 30, 2003, Pigments segment EBITDA increased by $17.7 million from $13.2 million for the second quarter 2002 to $30.9 million. Increased EBITDA resulted mainly from increased selling prices, as average selling prices increased by 18%, of which 11% was due to favorable currency movements, while overall sales volumes decreased by 7%. The reduction in sales volume was felt in all major markets and was a result of reduced end use demand for titanium dioxide due to lower industrial activity. Underlying average selling prices increased by 7%, 9%, and 6% in Europe, Asia and North America, respectively, due to the favorable industry supply-demand balance that existed in the periods leading up to the second quarter 2003. Manufacturing costs and SG&A costs both increased due to foreign currency movements and higher pension and insurance costs.

Base Chemicals

        For the three months ended June 30, 2003, Base Chemicals segment EBITDA increased by $45.1 million from a loss of $7.7 million for the second quarter 2002 to a profit of $37.4 million. Margins in both the aromatics and olefins markets were stronger for the three months ended June 30, 2003 than in the second quarter of 2002. Raw material prices decreased in response to the cessation of major hostilities in Iraq, while average selling prices remained relatively stable due to contract pricing arrangements resulting in improved margins. Improved EBITDA also resulted from the negative impact of the company's scheduled Wilton, UK olefins unit turnaround and inspection in the second quarter of 2002.

Unallocated Items

        Segment EBITDA from unallocated and other items includes unallocated corporate overhead, unallocated foreign exchange gains and losses, loss on the sale of accounts receivable, and other non-operating income and expense. Segment EBITDA from unallocated items decreased by $16.6 million from $19.3 million in the second quarter 2002 to $2.7 million in the second quarter 2003. Loss on sale of accounts receivable increased by $12.0 million to a loss of $8.5 million from income of $3.5 million in the second quarter of 2002. This increase was mainly attributable to movements in foreign currencies. In addition, unallocated foreign exchange gains were $9.6 million lower in the second quarter of 2003 as compared to the second quarter of 2002. Foreign exchange gains and losses reported under unallocated items may be offset in part by foreign exchange movements in the operating results of individual segments.

        Note: See end of news release for details on conference call to discuss Huntsman International Holdings LLC second quarter results.

LIQUIDITY AND DEBT

Huntsman LLC (excluding HIH)

        As of June 30, 2003, Huntsman LLC had borrowings of $135.4 million outstanding under its $275 million revolving credit facility in addition to $16.0 million in letters of credit issued, and Huntsman LLC had approximately $32 million of cash on its balance sheet. Total liquidity was approximately $155 million. Capital expenditures for the second quarter were approximately $24 million compared with $12.5 million in the second quarter of 2002. The increase is primarily due to capital expenditures in 2003 associated with a scheduled turnaround on Huntsman LLC's Port Arthur, Texas olefins unit in addition to capital spent on the company's SAP systems conversion.

Huntsman International

        As of June 30, 2003, Huntsman International had borrowings of $137.2 million outstanding under its $400 million revolving credit facility in addition to approximately $5 million in letters of credit issued, and Huntsman International had approximately $65 million of cash on its balance sheet. Total liquidity was approximately $322 million. Capital expenditures for the second quarter were approximately $32.1 million compared with $47.6 million in the second quarter of 2002. The decrease is primarily due to expenditures during 2002 in connection with the modernization and expansion of Huntsman International's titanium dioxide manufacturing facility at Greatham, UK, and capital spent on its SAP project.

        Debt balances as of June 30, 2003 were as follows (1):

$ Millions
Senior Secured Debt
Huntsman LLC (excluding HIH)	1,532.5
HIH	1,319.1
Other (Australian Subsidiaries)	85.9
Senior Unsecured Notes
Huntsman LLC (excluding HIH)	36.8
HIH	450.0
Senior Subordinated Notes
Huntsman LLC (excluding HIH)	59.3
HIH	1,126.8
Senior and Senior Sub. Discount Notes
HIH	740.1
Other Debt
Huntsman LLC (excluding HIH)	146.4
HIH	30.1

Total (excluding HMP)	5,527.0

Huntsman LLC (excluding HIH)	1,860.9
HIH	3,666.1
Elimination of HIH Senior Subordinated
Discount Notes	(332.7)
HMP Senior Secured Secured Notes(2)	318.3

Total debt	5,512.6

(1)
Excludes debt associated with Huntsman Advanced Materials LLC.

(2)
Excludes value attributable to warrants issued in conjunction with the notes.

Huntsman International Holdings LLC Conference Call information

        We will hold a conference call to discuss Huntsman International second quarter financial results on Wednesday, July 30 at 11:00 a.m. EDT.

Call-in number for U.S. participants:	(888) 423-3268
Call in number for international participants:	(612) 332-1213

        The conference call will be replayed beginning Wednesday, July 30 at 6:00 PM EDT and ending Wednesday, August 6 at 2:00 AM EDT.

Call-in numbers for the replay:	Within the U.S.:	(800) 475-6701
	International:	(320) 365-3844
Access code for replay:		693479

        Statements in this release that are not historical are forward-looking statements. These statements are based on management's current beliefs and expectations. The forward-looking statements in this release are subject to uncertainty and changes in circumstances and involve risks and uncertainties that may affect the company's operations, markets, products, services, prices and other factors as discussed in the Huntsman companies' filings with the Securities and Exchange Commission. Significant risks and uncertainties may relate to, but are not limited to, financial, economic, competitive, environmental, political, legal, regulatory and technological factors. Accordingly, there can be no assurance that the company's expectations will be realized. The company assumes no obligation to provide revisions to any forward-looking statements should circumstances change, except as otherwise required by securities and other applicable laws.

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HUNTSMAN RELEASES SECOND QUARTER RESULTS NOTES MARKED IMPROVEMENT OVER FIRST QUARTER DESPITE CONTINUED GLOBAL ECONOMIC WEAKNESS